DELOITTE & TOUCHE
Chartered Accountants
BCE Place, 181 Bay Street, Suite 1400		Telephone: (416) 601-6150
Toronto, Ontario M5J 2V1			Telecopier: (416) 601-6151


                    CORNWALL TIN AND MINING CORPORATION
                           (A Delaware Corporation)

			    FINANCIAL STATEMENTS

			August 31,1995,1994 and 1993

		             (in U.S. dollars)

			       AUDITORS' REPORT

To the Shareholders of
Cornwall Tin and Mining Corporation


We have audited the balance sheets of Cornwall Tin and Mining Corporation (A Delaware Corporation) as at August 31, 1995, 1994 and 1993 and the statements of loss and deficit and of changes in financial position for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perfonn an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.


In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at April 30, 1995, 1994 and 1993 and the results of its operations and the changes in its financial position for each of the years then ended in accordance with generally accepted accounting principles,


"Touche Ross"
Chartered Accountants

Toronto, Canada
September 12, 1996


	              COMMENTS BY AUDITORS FOR U.S. READERS
                      	ON CANADA-U.S. REPORTING CONFLICT

In the United States, reporting standards for auditors require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Corporation's ability to continue as a going concern, such as those described in Note I to the financial statements. Our report to the shareholders dated September 12, 1996 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors' report when these are adequately disclosed in the financial statements.


"Touche Ross"

Chartered Accountants

Toronto, Ontario
September 12, 1996
Deloitte Touche
Tohmatsu
International





















































			Cornwall Tin and Mining Corporation
                             (A Delaware Corporation)
     		     	           BALANCE SHEETS
                    	   August 31, 1995, 1994 and 1993
                        	 (in U.S. dollars)

					 1995		1994		1993

ASSET

 CURRENT
      Cash			        $ 145	       $ 145	      $ 168

LIABILITIES

CURRENT
      Accrued liabilities	      $ 7,249	    $  2,920	  $   1,945

DUE TO RELATED PARTIES (Note 3)		2,171	       1,942		_

				        9,420	       4,862	      1,945




CAPITAL DEFICIENCY (Note 1)

Share capital
     Authorized
          4,000,000 common shares with a par value of $0.01 each
      Issued
           2,710,800 common shares	27,108        27,108	     27,108
 Contributed surplus	             3,039,388	   3,039,388      3,039,388
Deficit			            (3,075,771)	  (3,071,213)	 (3,068,273)

			               ( 9,275)	      (9,275)        (9,275)

				         $ 145	      $  145	      $ 145

APPROVED  BY THE  BOARD

 "James T Riley"             Director

 "Derek Stodart"             Director



















			Cornwall Tin and Mining Corporation
                       	     (A Delaware Corporation)
                         STATEMENTS OF LOSS AND DEFICIT
               	    Year ended August 31, 1995, 1994 and 1993
                                (in U.S. dollars)

               			           1995	        1994          1993

EXPENSES
      Legal and audit		          $  979      $ 2,872	   $ 1,895
      Transfer agent			   3,165	  123          -
      Franchise tax			     229           50          100
      Bank charges			     -             18
      Administrative services		     185	   -        18,114
      Net foreign exchange (gain) loss	     -		 (123)	     1,900

LOSS FOR THE YEAR			   4,558	2,940       22,029

DEFICIT, BEGINNING OF YEAR	       3,071,213    3,071,213	 3,068,273

DEFICIT,  END OF YEAR		       3,075,771    3,071,213    3,068,273


LOSS PER SHARE				  0.0017       0.0011	    0.0081





    			Cornwall Tin and Mining Corporation
                      	     (A Delaware Corporation)
              	   STATEMENTS OF CHANGES IN FINANCIAL POSITION
                    Year ended August 31, 1995, 1994 and 1993
       				 (in U.S. dollars)


NET INFLOW (OUTFLOW) OF CASH RELATED	    1995	  1994	       1993
 TO THE FOLLOWING ACTIVITIES:

OPERATING
 Loss for the year		         $ (4,558)    $ (2,940)	  $ (22,029)
 Change in non-cash operating working
 capital item
 Accounts payable and  accrued liabilities  4,329          975      (21,580)

				             (229)      (1,965)     (43,609)
FINANCING
          Due to related parties              229        1,942       43,573

NET CASH OUTFLOW			       -           (23)         (36)

CASH BEGINNING OF YEAR			      145          168	        204
    ,
CASH, END OF YEAR	                      145	   145          168









                    	Cornwall Tin and Mining Corporation
                             (A Delaware Corporation)
                         NOTES TO THE FINANCIAL STATEMENTS
                           August 31,1995, 1994 and 1993
                        	(in U.S. dollars)

1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
   OF FINANCIAL STATEMENTS

   The Corporation was incorporated under the laws of the State of Delaware on November 1, 1968. The Corporation has ceased its former operations of mineral exploration. Its charter was revived on June 2, 1992 for future undertakings. These financial statements have been prepared on the basis of accounting principles applicable to a going concern. Continuation of the business on this basis is dependent upon the Corporation achieving future profitable operations. There can be no assurance such operations will be successful (see Note 3).

2. SIGNIFICANT ACCOUNTING POLICY

   The accompanying financial statements are prepared in accordance with accounting principles generally accepted in Canada and conform in all material respects with accounting principles generally accepted in the United States.

   Foreign currency translation

   Monetary assets and liabilities are translated at the exchange rate in effect at year end.

   Foreign currency transactions occurring during the year are translated at the effective rate of exchange on the transaction date.

3. DUE TO RELATED PARTIES

   Northquest Ventures Inc. (formerly The Canadian Games Network Inc., a Canadian Company) and the President of the Corporation have advanced funds to the Corporation. The President of the Corporation is also the President of Northquest Ventures Inc. Amounts are due on demand and are non-interest bearing.

4. INCOME TAXES

   The Corporation has net operating losses which may be carried forward to be applied against future income for income tax purposes until at least the year 2000.